SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                        --------------------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            BFC FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


                  Florida                               59-2022148
                  -------                               ----------
      (State or other jurisdiction of      (I.R.S. Employer Identification No.)
               incorporation)


         1750 E. Sunrise Boulevard
         Fort Lauderdale, Florida                          33304
         ------------------------                          -----
 (Address of principal executive offices)               (Zip code)


If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]



       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None


       Securities to be registered pursuant to Section 12(g) of the Act:

                              Class A Common Stock
                              --------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.
-----------------------------------------------------------------

The following summary description of the class A common stock, par value $.01 per share (the "Class A Common Stock"), of BFC Financial Corporation (the "Company") does not purport to be complete and is subject to the more detailed provisions of the Company's Articles of Incorporation, as amended, and Bylaws and is qualified in its entirety by reference thereto.

The authorized capital stock of the Company consists of (i) 20,000,000 shares of serial Special Class A Common Stock, par value $.01 per share, of which 20,000,000 shares have been designated "Class A Common Stock", (ii) 20,000,000 shares of common stock, par value $.01 per share, which was automatically redesignated "Class B Common Stock" upon the authorization on October 6, 1997 of the issuance of shares of Class A Common Stock, and (iii) 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

The Class A Common Stock and Class B Common Stock have substantially identical terms except that (i) Class B Common Stock is entitled to one vote per share while Class A Common Stock has no voting rights other than those which may be required by Florida law in certain limited circumstances and (ii) Class B Common Stock will be convertible at the option of the holder into one share of Class A Common Stock.

Voting
------

The holders of Class B Common Stock currently possess exclusive voting rights in the Company. On matters submitted to the shareholders of the Company, the holders of Class B Common Stock will be entitled to one vote for each share held, while holders of Class A Common Stock will not be entitled to vote except as may be required by Florida law.

Dividends
---------

Holders of shares of Class A Common Stock shall be entitled to share pro rata with the holders of shares of Class B Common Stock such dividends as may be declared by the Board of Directors out of funds legally available therefor. With respect to dividends or other distributions other than cash (including stock splits and stock dividends), the distribution per share with respect to Class A Common Stock will be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other distribution to holders of Class A Common Stock may be declared and issued in Class A Common Stock while a stock dividend or other distribution to holders of Class B Common Stock may be declared and issued in either Class A Common Stock or Class B Common Stock (at the discretion of the Board) provided that the number of any shares so issued is, on a per share basis, the same.

Liquidation Rights
------------------

In the event of any voluntary or involuntary liquidation, dissolution or winding of the Company, the remaining assets of the Company legally available for distribution will be distributed ratably, in cash or in kind, among the holders of Class A Common Stock and Class B Common Stock.

Miscellaneous
-------------

Neither the Class A Common Stock nor the Class B Common Stock is entitled to any preemptive right to subscribe for or receive any shares of any class of stock of the Company (or any securities convertible into shares of stock of the Company) issued in the future. The transfer agent and registrar for the Class A Common Stock is ChaseMellon Shareholder Services, Ridgefield Park, New Jersey.


Item 2.     Exhibits.
-------     ---------

3.1         Amended and Restated Articles of Incorporation of the Company.

3.2         Bylaws of the Company.

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

3.1                 Amended and Restated Articles
                    of Incorporation of the Company.

3.2                 Bylaws of the Company.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   BFC FINANCIAL CORPORATION


                                   By:      /S/
                                        ------------------------
                                        Glen R. Gilbert
                                        Executive Vice President




Date: October 16, 1997